Exhibit 5.1
July 31, 2014
Mr. Sean O'Connor
Chief Executive Officer
INTL FCStone Inc.
708 Third Avenue, Suite 1500
New York, NY 10017

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:
We have acted as counsel to INTL FCStone Inc., a Delaware corporation (the “Company”). The Company has requested that we issue this letter in connection with the Company's filing of its registration statement on Form S-8 (the "Registration Statement") on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), and regulations promulgated thereunder.
The Registration Statement relates to the registration under the Act of an aggregate 475,000 shares of the Company's common stock, $0.01 par value (the "Common Shares"), to be issued pursuant to the International Assets Holding Corporation 2003 Stock Option Plan (the "Plan").
As the basis for the opinion hereinafter expressed, we have examined the Registration Statement, the Plan, the Restated Certificate of Incorporation of the Company, as amended, and the Bylaws of the Company, as amended. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations, in each case, as we have deemed relevant and necessary in connection with the opinion expressed below. As to questions of fact material to the opinion expressed below, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.
In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinions expressed below.
Based upon the foregoing and subject to the limitations and assumptions set forth herein, we are of the opinion that if and when the Common Shares are issued, delivered and paid for accordance with the terms of the Plan such Common Shares will be validly issued, fully paid and non-assessable.
Our opinion is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing.
The opinion expressed in this letter is limited in all respects to the Delaware General Corporation Law ("DGCL"), and expressly excludes federal law and state securities laws. The opinion expressed herein is limited to the effect of the current state of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this letter in the event of future changes in such law or the interpretations thereof or such facts.
We hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or other rules and regulations of the Securities and Exchange Commission issued thereunder.
Respectfully submitted,

/s/ STINSON LEONARD STREET LLP